[LETTERHEAD DECHERT PRICE & RHOADS]


                                January 11, 2000

Intersil Corporation
2401 Palm Bay Road NE
Palm Bay, FL  32905

Ladies and Gentlemen:

     As counsel to Intersil Corporation, a Delaware corporation (the "Company"), in connection with the issuance of $200,000,000 aggregate principal amount of 13 1/4% Senior Subordinated Notes due 2009 of the Company, it is our opinion that the discussion in the Form S-4 to which this opinion is filed as an exhibit (the "Registration Statement") under the heading "United States Federal Income Tax Considerations" sets forth the material U.S. Federal income and estate tax aspects of the exchange offer and the ownership and disposition of the Notes.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. By giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required by the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

                                                     Very truly yours,

                                                     /s/ Dechert Price & Rhoads
                                                     --------------------------
                                                         Dechert Price & Rhoads